UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report 02/09/07

ITEC ENVIRONMENTAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

033-31067
(Commission File Number)

311705310
(IRS Employer Identification No.)

5300 Claus Road
Riverbank, CA 95367

(209) 848-3900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[___] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[___] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[___] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[___] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) Departure of a Principal Officer

Frederick W. Smith, Jr. resigned from the Chief Financial Officer (“CFO”) position of Itec Environmental Group, Inc., a Delaware corporation (the “Company”), effective February 9, 2007. Mr. Smith has decided to resign for personal reasons, which do not arise from any disagreement on any matter relating to the Company’s operations, policies or practices, nor regarding the general direction of the Company.

Item 5.02(c) Appointment of Principal Officer

On February 9, 2007, Director and Chief Executive Officer, Rodney S. Rougelot, was appointed as the interim CFO of the Company. Mr. Rougelot, as interim CFO of the Company, shall serve as such until the earlier of (i) his resignation as CFO, (ii) appointment of his successor or (iii) his termination as CFO.

Mr. Rougelot, 42, brings to Itec over 20 years of extensive experience in recycling, operations, finance, and mergers and acquisitions. Upon graduating from Harvard Business School, Mr. Rougelot founded Recycling Resource, LLC (“Recycling Resource”), which rapidly became one of the leading recycling companies in California. After Recycling Resource was acquired by Tomra Pacific, Inc. (“Tomra Pacific”), Mr. Rougelot served as President of the commercial division, building Tomra Pacific into one of the largest beverage container recyclers in the United States. Most recently, Mr. Rougelot was engaged through Stone Yamashita Partners as a strategic consultant with The Coca Cola Company. Mr. Rougelot is not a director of any other public company, nor is he related to any officer, director or affiliate of the Company.

Mr. Rougelot’s appointment as Director and Chief Executive Officer was disclosed in the Company’s Current Report on Form 8K filed on September 19, 2006.

To the extent that any information called for in Item 404(a) of Regulation S-B is required pursuant to this appointment, such information is currently unavailable and will be provided in an amendment to this Form 8-K within four (4) days from when this information becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITEC ENVIRONMENTAL GROUP, INC.

(Registrant)

Date: February 12, 2007

/s/ Rodney S. Rougelot

Rodney S. Rougelot, CEO